EXHIBIT 99.1

Fastenal Company Reports 2009 Third Quarter Earnings

WINONA, Minn., Oct. 12, 2009 (GLOBE NEWSWIRE) -- The Fastenal Company of Winona, MN (Nasdaq:FAST) reported the results of the quarter ended September 30, 2009. Except as otherwise noted below, dollar amounts are in thousands.

Net sales for the three-month period ended September 30, 2009 totaled $489,339, a decrease of 21.7% from net sales of $625,037 in the third quarter of 2008. Net earnings decreased from $72,909 in the third quarter of 2008 to $47,589 in the third quarter of 2009, a decrease of 34.7%. Basic and diluted earnings per share decreased from $.49 to $.32 for the comparable periods.

Net sales for the nine-month period ended September 30, 2009 totaled $1,453,580, a decrease of 19.0% from net sales of $1,795,466 in the first nine months of 2008. Net earnings decreased from $217,169 in the first nine months of 2008 to $139,821 in the first nine months of 2009, a decrease of 35.6%. Basic and diluted earnings per share decreased from $1.46 to $.94 for the comparable periods.

During the first nine months of 2009, Fastenal opened 45 new stores (Fastenal opened 140 new stores in the first nine months of 2008). These 45 new stores represent an increase of 2.0% since December 31, 2008. (We had 2,311 stores on December 31, 2008.) There were 12,076 total employees as of September 30, 2009, a decrease of 11.4% from the 13,634 total employees on December 31, 2008 and a decrease of 10.0% from the 13,417 total employees on September 30, 2008.

GENERAL COMMENTS AND COMMENTS ON CASH FLOW:

Similar to our first two quarterly releases in 2009, this quarter's discussion contains some additional points not typically covered in our quarterly releases in previous years. Most of these center on added sequential comparisons (second quarter to third quarter expense changes and inventory changes within the quarter). We believe these are important aspects that require added emphasis.

As we saw in the previous three quarters, the weakened economy continues to have a substantial impact on our business. These impacts continue to negatively affect our sales, particularly related to our industrial production business (business where we supply products that become part of the finished goods produced by others) and, more recently, our non-residential construction business. To place this in perspective -- sales to our manufacturing customers (historically approximately 50% of sales) contracted approximately 23% in the third quarter versus the same quarter in the prior year. This contraction is less severe in the maintenance portion of our manufacturing sales (business where we supply products that maintain the facility or the equipment of our customers engaged in manufacturing), but more severe in the production business. Our non-residential construction business (historically 20% to 25% of sales) contracted approximately 25% versus the prior year. The remaining business (sales to other resellers, government business, other industries, and in-store retail sales) is producing better results, but unfortunately, doesn't have enough impact to offset the manufacturing and construction impact. On a sequential basis, our daily average sales to our manufacturing customers has improved each month since May 2009 (with the exception of July 2009 due to the holiday impact) versus the previous month. This trend was the first sequential improvement since September 2008. However, this improvement was offset by continued weakening in our non-residential construction business.

We remain practical optimists and we always attempt to balance long-term opportunities for growth with the necessary short-term reactions to our current reality. In this regard, we previously slowed our store openings to a range of 2% to 5% new stores for 2009 and we stopped adding any headcount except for store openings and for stores that are growing. Over the last several years, our 'pathway to profit' initiative has slowly altered our cost structure in that a greater portion is now variable versus fixed. This continues to help us today as we navigate through the current economic environment. It is our intent to stabilize our store total headcount at its current level as we make plans to resume our normal annual store openings range of 7% to 10%, assuming the economy remains somewhat stable, beginning in January 2010.

Our balance sheet continues to be very strong and our operations have good cash generating characteristics. During 2009, we have tried to manage it well. In the first nine months of 2009 we generated $253,184 (or 181.1% of net earnings) of operating cash flow; the comparable figure was $173,730 (or 80.0% of net earnings) in the first nine months of 2008. Our first quarter typically has stronger cash flow characteristics due to the timing of tax payments; this benefit reverses itself in the second and third quarters as income tax payments go out in April, June, and September. The remaining amounts of cash flow from operating activities are largely linked to the pure dynamics of a distribution business and its strong correlation to working capital.

As we planned, our capital expenditures for the first nine months of 2009 were down from the comparable period in 2008. This was primarily related to the Indianapolis, IN distribution expansion and to our new distribution center location near Dallas, TX. Most of the expenditures for these two locations are behind us. As indicated in our 2008 Annual Report, we expect our capital expenditures will drop from approximately $95,000 in 2008 to $65,000 in 2009.

The strong free cash flow in the first nine months of 2009 (operating cash flow less net capital expenditures) allowed us to increase our first dividend payment (declared January 2009 and paid in March 2009) by 40% (from $.25 per share in 2008 to $.35 per share in 2009). This strong free cash flow also allowed us to increase our second dividend payment (declared July 2009 and paid in August 2009) by 37% (from $.27 per share in 2008 to $.37 per share in 2009). Given the economic environment, we are satisfied with our cash flow for the first nine months of 2009.

SALES GROWTH:

Note -- Daily sales are defined as the sales for the month divided by the number of business days in the month.

Stores opened greater than five years -- The impact of the economy, over time, is best reflected in the growth performance of our stores opened greater than five years (store sites opened as follows: 2009 group -- opened 2004 and earlier, 2008 group -- opened 2003 and earlier, and 2007 group -- opened 2002 and earlier). This store group is more cyclical due to the increased market share they enjoy in their local markets. During each of the twelve months in 2007 and 2008, and the first nine months of 2009, the stores opened greater than five years had daily sales growth rates of (compared to the comparable month in the preceding year):

           Jan.      Feb.      Mar.      Apr.      May      June
           ----      ----      ----      ----      ---      ----
 2007      4.8%      3.8%      7.8%      4.5%      5.4%      6.2%
 2008      8.9%      8.8%      9.9%     10.5%     10.4%     11.2%
 2009    (12.4%)   (14.3%)   (21.5%)   (25.2%)   (25.2%)   (26.3%)

           July     Aug.      Sept.     Oct.      Nov.      Dec.
           ----     ----      -----     ----      ----      ----
 2007      6.1%      5.3%      6.3%      6.3%      7.9%      9.6%
 2008      9.7%     11.3%      8.5%      6.8%      0.9%     (5.1%)
 2009   (26.6%)    (24.7%)   (24.2%)

Stores opened greater than two years -- Our stores opened greater than two years (store sites opened as follows: 2009 group -- opened 2007 and earlier, 2008 group -- opened 2006 and earlier, and 2007 group -- opened 2005 and earlier) represent a consistent same-store view of our business. During each of the twelve months in 2007 and 2008, and the first nine months of 2009, the stores opened greater than two years had daily sales growth rates of (compared to the comparable month in the preceding year):

         Jan.       Feb.     Mar.      Apr.       May      June
         ----       ----     ----      ----       ---      ----
 2007     7.3%       6.0%      9.4%      5.5%      6.7%      7.2%
 2008    12.0%      11.1%     12.5%     13.1%     12.0%     12.0%
 2009   (11.2%)    (13.8%)   (20.1%)   (24.0%)   (23.7%)   (25.1%)

         July       Aug.     Sept.      Oct.      Nov.     Dec.
         ----       ----     -----     ----       ----      ----
 2007     6.5%       5.9%      6.8%      7.6%      8.8%     10.9%
 2008    10.9%      12.8%     10.5%      8.1%      2.3%     (3.9%)
 2009   (25.4%)    (24.0%)   (23.1%)

All company sales -- During each of the twelve months in 2007 and 2008, and the first nine months of 2009, all the selling locations combined had daily sales growth rates of (compared to the comparable month in the preceding year):

          Jan.       Feb.      Mar.      Apr.      May       June
          ----       ----      ----      ----      ---       ----
 2007    12.6%      11.8%     15.5%     12.0%     13.2%     14.8%
 2008    15.6%      15.0%     16.9%     17.1%     16.0%     15.9%
 2009    (8.5%)    (10.5%)   (17.4%)   (21.0%)   (20.7%)   (22.5%)

         July       Aug.     Sept.      Oct.     Nov.      Dec.
         ----       ----     -----      ----     ----      ----
 2007    13.9%      13.4%     13.7%     14.7%     15.2%     16.8%
 2008    14.8%      16.4%     14.3%     11.9%      6.8%      0.0%
 2009   (22.9%)    (21.4%)   (20.8%)

The growth in 2007 generally represents a weakening environment which began in late 2006. The final three months of 2007 continued in the same variable fashion as the previous nine months but showed consistent improvement from the third quarter daily sales growth rate of 13.7%. Generally speaking, this improvement in late 2007 remained in the first nine months of 2008 and weakened in the October to December time frame. The slow-down in the final three months of 2008 and the first nine months of 2009 relate to the general economic weakness in the global marketplace. Note -- see our discussion by end market earlier in this release.

PATHWAY TO PROFIT:

During April 2007 we disclosed our intention to alter the growth drivers of our business. For most of the last decade, we used store openings as the primary growth driver of our business (our historical rate was approximately 14% new stores each year). As announced in April 2007, we began to add outside sales personnel into existing stores at a faster rate than historical patterns. We funded this sales force expansion with the occupancy savings generated by opening stores at the rate of 7% to 10% per year (we opened approximately 7.5% and 8.1% new stores in 2008 and 2007, respectively, see also our disclosure above regarding the expected rate of 2009 and 2010 store openings). Our goal is four-fold: (1) to continue growing our business at a similar rate with the new outside sales investment model, (2) to grow the sales of our average store to $125 thousand per month in the five year period from 2007 to 2012, (3) to enhance the profitability of the overall business by capturing the natural expense leverage that has historically occurred in our existing stores as their sales grow, and (4) to improve the performance of our business due to the more efficient use of working capital (primarily inventory) as our average store size increases. The economic weakness that dramatically worsened in the fall of 2008 and continued into 2009 has caused us to alter the 'pathway to profit'. These changes center on two aspects (1) temporarily slowing store openings to a range of 2% to 5% (see earlier comments), and (2) stopping headcount additions except for store openings and for stores that are growing (see earlier comments). The duration of the economic weakness and the prospects of future deterioration could impact the timing of when we achieve the $125 thousand per month average; however, the current economic weakness only serves to strengthen our belief in the 'pathway to profit'.

Store Count and Full-Time Equivalent (FTE) Headcount Growth -- In response to the 'pathway to profit', we have increased our store count and our store FTE head count since first implementing this strategy. The rate of increase in store locations has slowed and FTE headcount for all types of personnel has been reduced since the economy weakened late in 2008. The number of stores at quarter end and the average FTE per quarter were as follows:

                            Sept.    June     March    Dec.     Sept.
                            2009     2009     2009     2008     2008
 ---------------------------------------------------------------------
 Store locations             2,352    2,350    2,342    2,311    2,300

 ---------------------------------------------------------------------
 Store personnel - FTE       7,087    7,203    7,754    8,252    8,280
 Distribution and
  manufacturing personnel
  - FTE                      1,763    1,856    1,972    2,218    2,244
 Administrative and sales
  support personnel- FTE     1,322    1,362    1,393    1,412    1,404
 ---------------------------------------------------------------------
 Total - average FTE
  headcount                 10,172   10,421   11,119   11,882   11,928
 ---------------------------------------------------------------------

The percentage change (year-over-year) in the number of stores at quarter end and in the average FTE per quarter were as follows:

                               Sept.    June    March    Dec.     Sept.
                               2009     2009     2009    2008      2008
 ----------------------------------------------------------------------
 Store count growth            2.3%     3.4%     5.8%     7.5%     7.2%
 ----------------------------------------------------------------------
 Store personnel - FTE       (14.4)%   (9.2)%    2.4%    12.8%    15.2%
 Distribution and
  manufacturing personnel
  - FTE                      (21.4)%  (13.5)%   (7.3)%    2.2%     5.4%
 Administrative and sales
  support personnel - FTE     (5.8)%    1.1%     4.6%     4.7%     3.2%
 ----------------------------------------------------------------------
 Total - average FTE
  headcount growth           (14.7)%   (8.8)%    0.8%     9.7%    11.7%
 ----------------------------------------------------------------------

Note -- Prior period data has been restated to conform to the current period presentation.

While we have reduced our FTE headcount at our store locations, most of this relates to a reduction in part-time hours worked as our absolute headcount numbers related to store personnel have remained more stable. We believe this allows us to manage our expense in the short-term while maintaining our ability to sell into the marketplace. The percentage change (year-over-year) in the absolute store personnel headcount at quarter end were as follows:

                            Sept.     June     March     Dec.    Sept.
                            2009      2009      2009     2008    2008
 ---------------------------------------------------------------------
 Store personnel -
  absolute headcount
  change                   (8.1)%    (4.0)%     1.9%    16.0%    16.1%
 ---------------------------------------------------------------------

Store Size and Profitability -- The store groups listed in the table below, when combined with our strategic account stores, represented approximately 89% and 91% of our sales in the third quarter of 2009 and 2008, respectively. Strategic account stores, which numbered 25 and 20 in the third quarter of 2009 and 2008, respectively, are stores that are focused on selling to a group of strategic account customers in a limited geographic market. Our remaining sales (approximately 10%) relate to either: (1) our in-plant locations, (2) our direct Fastenal Cold Heading business, or (3) our direct import business. Our average store, excluding the business not sold through a store, had sales of $61,600 per month in the third quarter of 2009. This average was $82,200 and $75,100 per month in the third quarter of 2008 and 2007, respectively. The average age, number of stores, and pre-tax margin data by store size for the third quarter of 2009 and 2008, respectively, were as follows:

 ---------------------------------------------------------------------
                Three months ended September 30, 2009
 ---------------------------------------------------------------------

                          Average                            Pre-Tax
                            Age     Number of   Percentage    Margin
 Sales per Month          (Years)     Stores    of Stores   Percentage
 ---------------------------------------------------------------------
 $0 to $30,000              3.9        541         23.0%      (17.7)%
 $30,001 to $60,000         6.4        929         39.5%         9.7%
 $60,001 to $100,000        9.5        521         22.2%        20.0%
 $100,001 to $150,000      11.8        231          9.8%        24.2%
 Over $150,000             15.9        105          4.5%        26.6%
 Strategic account                      25          1.1%
 ---------------------------------------------------------------------
 Total                               2,352        100.0%
 -------------------------------------------------------

---------------------------------------------------------------------
                 Three months ended September 30, 2008
 ---------------------------------------------------------------------

                         Average                             Pre-Tax
                           Age     Number of    Percentage    Margin
 Sales per Month         (Years)    Stores      of Stores   Percentage
 ---------------------------------------------------------------------
 $0 to $30,000             2.3        354         15.4%       (24.9)%
 $30,001 to $60,000        4.7        732         31.8%          9.9%
 $60,001 to $100,000       7.1        573         24.9%         21.2%
 $100,001 to $150,000      9.7        363         15.8%         26.5%
 Over $150,000            13.3        258         11.2%         28.7%
 Strategic account                     20          0.9%
 ---------------------------------------------------------------------
 Total                              2,300        100.0%
 ------------------------------------------------------

Note -- Amounts may not foot due to rounding difference.

As we indicated earlier in this release, our goal is to increase the sales of our average store to approximately $125,000 per month (see earlier discussion). This will shift the store mix emphasis from the first three categories ($0 to $30,000, $30,001 to $60,000, and $60,001 to $100,000) to the last three categories ($60,001 to $100,000, $100,001 to $150,000, and over $150,000), and we believe will allow us to leverage our fixed cost and increase our overall productivity.

Note -- Dollar amounts in this section are presented in whole dollars, not thousands.

IMPACT OF FUEL PRICES:

Rising fuel prices negatively impacted 2007 and 2008; however, we did feel some relief in the final months of 2008 and the first nine months of 2009. During the first, second, and third quarter of 2009, our total vehicle fuel costs averaged approximately $1.7 million, $1.9 million, and $2.1 million per month, respectively. During the first, second, and third quarter of 2008, our total vehicle fuel costs averaged approximately $2.9 million, $3.7 million, and $3.7 million per month, respectively. The changes resulted from variations in fuel costs, the freight initiative discussed below, and the increase in the number of vehicles necessary to support additional sales personnel and to support additional store locations. These fuel costs include the fuel utilized in our distribution vehicles (semi-tractors, straight trucks, and sprinter trucks) which is recorded in cost of goods and the fuel utilized in our store delivery vehicles which is included in operating and administrative expenses (the split in the last several years has been approximately 50:50 between distribution and store use).

In 2005, we introduced our new freight model as a means to continue to improve our operating performance. The freight model represents a focused effort to haul a higher percentage of our products utilizing the Fastenal trucking network (which operates at a substantial savings to external service providers because of our ability to leverage our existing routes) and to charge freight more consistently in our various operating units. This initiative positively impacted our business over the last several years despite the changes in average per gallon fuel costs shown in the following table:

 ---------------------------------------------------------------------
 Per gallon average                           2007 - Quarter
 ---------------------------------------------------------------------
                                       1st      2nd      3rd      4th
                                       ---      ---      ---      ---
 Diesel fuel                          $2.59     2.85     2.94     3.25
 Gasoline                             $2.31     2.96     2.86     2.92
 ---------------------------------------------------------------------

 Per gallon average                           2008 - Quarter
 ---------------------------------------------------------------------
                                       1st       2nd     3rd      4th
                                       ---      ---      ---      ---
 Diesel fuel                          $3.47     4.30     4.38     3.11
 Gasoline                             $3.07     3.65     3.85     2.49

 Per gallon percentage change                 2008 - Quarter
 ---------------------------------------------------------------------
                                       1st      2nd      3rd      4th
                                       ---      ---      ---      ---
 Diesel fuel                          34.0%    50.9%    49.0%    (4.3%)
 Gasoline                             32.9%    23.3%    34.6%   (14.7%)
 ---------------------------------------------------------------------

 ---------------------------------------------------------------------
 Per gallon average                          2009 - Quarter
 ---------------------------------------------------------------------
                                       1st       2nd     3rd      4th
                                       ---      ---      ---      ---
 Diesel fuel                          $2.19     2.29     2.61
 Gasoline                             $1.86     2.25     2.55

 Per gallon percentage change                 2009 - Quarter
 ---------------------------------------------------------------------
                                       1st      2nd      3rd      4th

 Diesel fuel                         (36.9%)  (46.7%)  (40.4%)
 Gasoline                            (39.4%)  (38.4%)  (33.8%)
 ---------------------------------------------------------------------

 STATEMENT OF EARNINGS INFORMATION (percentage of net sales):

                                Nine Months Ended   Three Months Ended
                                  September 30,        September 30,
 ---------------------------------------------------------------------
                                 2009        2008     2009       2008
 ---------------------------------------------------------------------
 Net sales                      100.0%      100.0%   100.0%     100.0%
 Gross profit margin             51.3%       52.6%    50.0%      52.9%

 Operating and
  administrative
  expenses  (1)                  35.8%       33.1%    34.4%      34.1%
 Gain (loss) on sale
  of property and
  equipment                      (0.1)%       0.0%     0.0%       0.0%
 ---------------------------------------------------------------------
 Operating income (2)            15.5%       19.5%    15.6%      18.8%

 Interest income                  0.1%        0.0%     0.1%       0.0%
 ---------------------------------------------------------------------
 Earnings before income
  taxes  (3)                     15.6%       19.6%    15.7%      18.8%

Note -- Amounts may not foot due to rounding difference.

Legal Settlement: On August 29, 2008 we announced that we had reached a preliminary agreement to settle a purported class action lawsuit relating to the classification of our Assistant General Managers as exempt for purposes of the overtime provisions of the Fair Labor Standards Act (FLSA) and California, Oregon, and Pennsylvania state statutes. Pursuant to the settlement, which is still subject to court approval, we will make a cash payment of $10 million to cover claims by eligible class members, plaintiff attorneys' fees and costs, and payments to the named plaintiffs. The expense for this settlement was recorded in the results for the third quarter ending September 30, 2008. The expense related to this legal settlement lowered our bonus payout by approximately $1.8 million for the third quarter of 2008. After factoring in the reduction of our bonus payout, this legal settlement resulted in a pre-tax expense of approximately $8.2 million for the quarter, or just over $0.03 per share (after-tax).

The 2008 percentages stated above for operating and administrative expenses, operating income, and earnings before income taxes were impacted by approximately 0.5 percentage points for the nine month period and by approximately 1.3 percentage points for the three month period. Adjusted for the impact the (1) operating and administrative expenses would have been 32.6% (versus the reported 33.1%) and 32.8% (versus the reported 34.1%) for the nine and three months ended September 30, 2008, respectively; (2) operating income would have been 20.0% (versus the reported 19.5%) and 20.1% (versus the reported 18.8%) for the nine and three months ended September 30, 2008, respectively; and (3) earnings before income taxes would have been 20.1% (versus the reported 19.6%) and 20.1% (versus the reported 18.8%) for the nine and three months ended September 30, 2008, respectively.

Gross profit margin percentage for the first nine months and third quarter of 2009 decreased from the same periods in 2008. The gross margin change was driven by different factors during 2008 versus 2009. The improvement during 2008 (when compared to 2007) was driven by several factors: (1) a focused effort to challenge our sales force to increase the gross margin on business with a lower than acceptable margin, (2) a focused effort to stay ahead of inflationary increases in product cost which provided short term inflation margin, (3) improvements in our direct sourcing operations, (4) continued focus on our freight initiative (discussed earlier), and (5) continued focus on our product availability within our network. This product availability focus centers on our 'master stocking hub' in Indianapolis, Indiana, and our efficient ability to pull product from store-to-store. The decreases in 2009, when compared to the same periods in 2008, were influenced by the factors noted above; however, the inflation margin noted in item (2) has reversed from an inflation gain to a deflation loss as higher cost product purchased late in 2008, which is turning through our system slower than anticipated, is being sold against deflationary selling prices in 2009 and the competitive marketplace has caused the margin on recently purchased product to drop due to added pressure on selling prices. These two issues continued to worsen during the third quarter of 2009; with August 2009 being the worst month. The gross margin was also impacted by reductions in vendor volume allowances due to the reductions in purchase volumes with our vendors relative to the prior year and due to our decision in the third quarter of 2009 to purposely forego potential volume rebates in an effort to continue to drive down our inventory levels.

Operating and administrative expenses in the third quarter of 2009 decreased 21.2% from the third quarter of 2008 and 2.3% from the second quarter of 2009. As we have discussed in the past, we will continue to stringently manage our operating and administrative expense growth in subsequent quarters due to the current weakened economy.

Approximately 65% to 70% of our operating and administrative expenses consist of payroll and payroll related costs (payroll costs). This range has been reduced to 60% to 65% in the current environment due to the factors noted below. Our payroll costs for the third quarter of 2009 decreased 24.4% from the third quarter of 2008 and 4.5% from the second quarter of 2009. The disparity between the decrease of 14.7% full-time equivalent headcount noted above and the 24.4% expense decrease is driven by several factors: (1) contractions in sales commissions earned, (2) contractions in bonuses earned, (3) reductions of hours worked per employee and of temporary labor, and (4) a reduction of the profit sharing contribution earned. As we have indicated in the past, our sales personnel (including our branch managers, district managers, and regional leaders) are rewarded for growth in sales, gross profit dollars, and pre-tax earnings. The negative growth rates of these amounts during the first nine months and third quarter of 2009, when compared to the growth rates in the same periods of 2008, drove the contractions noted in (1), (2), and (4) above.

Two components of payroll costs did increase from 2008 to 2009 -- health insurance costs and stock option expense. The health insurance costs have increased approximately 14.4% from the first nine months of 2008 to the first nine months of 2009 and 15.8% from the third quarter of 2008 to the third quarter of 2009. The increase is partially due to rising costs; however, the primary cause of the increase relates to the percentage of employees opting for expanded coverage as their spouses have lost their insurance coverage at other employers due to the current economic environment.

The operating and administrative expenses for the first nine months of 2009 include $2,850 of compensation expense related to stock options. During the first nine months of 2008, this expense was $2,313. The increase from 2008 to 2009 was driven by stock option grants in April 2009 and 2008. The options issued in 2007, 2008, and 2009, vest over a five to eight year period. We estimate the three option grants, when combined, will result in compensation expense of approximately $330 per month for the next four years; and dropping slightly in the remaining period. No other stock options were outstanding during these periods.

The remaining costs within our operating and administrative expenses decreased 16.7% from the third quarter of 2008 and increased 0.6% from the second quarter of 2009. Occupancy expenses in the third quarter of 2009 grew 0.7% from the third quarter of 2008 and increased nominally from the second quarter of 2009. The nominal annual and sequential increase in occupancy was driven by a 2.0% increase in the number of store locations offset by reductions in rent expense at existing stores. Transportation costs in the third quarter of 2009 dropped 25.1% from the third quarter of 2008 and decreased 8.4% from the second quarter of 2009. The drop in gasoline prices contributed to the decrease in transportation costs on an annual basis while a drop in the number of vehicles in our fleet and a stabilization in the sales price of our vehicles for sale provided a drop on sequential basis.

Income taxes, as a percentage of earnings before income taxes, were approximately 38.1% and 38.2% for the first nine months of 2009 and 2008, respectively. During the second and third quarters of 2009, we had adjustments to our income tax expense relating to the finalization of certain tax returns and changes to uncertain tax position reserves. The net impact of these adjustments had no effect on our income tax rate for the first nine months of 2009. This rate fluctuates over time based on (1) the income tax rates in the various jurisdictions in which we operate, (2) the level of profits in those jurisdictions, and (3) changes in tax law and regulations in those jurisdictions.

WORKING CAPITAL:

The year-over-year comparison, the year-to-date comparison, and the related dollar and percentage changes related to accounts receivable and inventories were as follows:

                                                          Twelve Month
                                          Twelve Month     Percentage
 Year-over-year         Balance at       Dollar Change       Change
  change               September 30,     September 30,    September 30,
 ---------------    --------------------------------------------------
                       2009     2008      2009     2008   2009    2008
                       ----     ----      ----     ----   ----    ----
 Accounts
  receivable,
  net               $239,323  309,184  $(69,861)  50,446 (22.6%)  19.5%
 Inventories        $498,106  537,643  $(39,537)  48,819  (7.4%)  10.0%

                                                          Year-to-date
                                          Year-to-date     Percentage
 Year-to-date           Balance at        Dollar Change      Change
  change                December 31,      September 30,   September 30,
 -------------      --------------------------------------------------
                       2008     2007      2009     2008   2009    2008
                       ----     ----      ----     ----   ----    ----
 Accounts
  receivable,
  net               $244,940  236,331  $ (5,617)  72,853  (2.3%)  30.8%
 Inventories        $564,247  504,592  $(66,141)  33,051 (11.7%)   6.6%

These two assets were impacted by our initiatives to improve working capital. These initiatives include (1) the establishment of a centralized call center to facilitate accounts receivable management (this facility became operational early in 2005) and (2) the tight management of all inventory amounts not identified as either expected store inventory, new expanded inventory, inventory necessary for upcoming store openings, or inventory necessary for our 'master stocking hubs'.

The accounts receivable decrease of 22.6% from September 2008 to September 2009 was created by a daily sales decrease of 21.4% and 20.8% in August and September 2009, respectively. The accounts receivable increase of 19.5% from September 30, 2007 to September 30, 2008 relates to a daily sales increase of 16.4% and 14.3% in August and September 2008, respectively. A portion of our inventory procurement has a longer lead time than our ability to foresee sales trends; therefore, the drop in sales growth activity late in the fourth quarter of 2008 and during the first quarter of 2009 continued to result in inventory consumption that was less than the amount of inbound product, with the exception of March 2009. The inventory decrease noted in March 2009 has continued through September 2009. Our inventory dropped approximately $9,000, $36,000, and $21,000 during the first, second, and third quarters of 2009, respectively. We will continue to analyze and adjust our ordering patterns on products with a longer lead time through the year to match current sales trends.

As we indicated in earlier communications, our goal is to move the ratio of annual sales to accounts receivable and inventory (Annual Sales: AR&I) back to a better than 3.0:1 ratio (on December 31, 2008 and 2007 we had a ratio of 2.9:1 and 2.8:1, respectively).

STOCK REPURCHASE AND DIVIDENDS:

On July 10, 2009, we issued a press release announcing our Board of Directors had authorized purchases by us of up to 2,000,000 shares of our common stock. This authorization replaced any unused authorization previously granted by the Board of Directors. We did not purchase any of our outstanding common stock during the first nine months of 2009.

During the first nine months of 2009 we paid a dividend totaling $106,943 (or $0.72 per share) to our shareholders. During the first nine months of 2008 we paid a dividend totaling $77,371 (or $0.52 per share) to our shareholders.

ADDITIONAL INFORMATION:

This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding (1) 2009 capital expenditures, (2) the goals of our long-term growth strategy, 'pathway to profit', including the anticipated rate of new store openings, planned additions to our outside sales personnel, the expected funding of such additions out of cost savings resulting from the slowing of the rate of new store openings, the growth in average store sales expected to result from this strategy, our ability to capture leverage and working capital efficiency expected to result from this strategy, and our ability to increase overall productivity as a result of this strategy, (3) our intent to manage our operating and administrative expense growth, (4) the expected amount of future compensation expense resulting from existing stock options, (5) our intent to adjust our product ordering patterns to match sales trends, (6) our goals regarding improvements in our ratio of annual sales to accounts receivable and inventory, (7) the expected final payment related to our class action lawsuit, and (8) our intent to stabilize our total store headcount and increase our range of store openings commencing in 2010. The following factors are among those that could cause the Company's actual results to differ materially from those predicted in such forward-looking statements: (1) a more prolonged downturn in the economy or a change, from that projected, in the number of North American markets able to support new stores could cause store openings to change from that expected, (2) changes in the rate of new store openings could cause us to modify our planned 2009 capital expenditures, (3) a more prolonged downturn in the economy, changes in the expected rate of new store openings, difficulties in successfully attracting and retaining additional qualified outside sales personnel, and difficulties in changing our sales process could adversely impact our ability to achieve the goals of our 'pathway to profit' initiative, (4) a worsening trend in the economy and our sales could make it difficult to effectively manage our operating and administrative expense growth, (5) a change in accounting for stock-based compensation or the assumptions used could change the amount of stock-based compensation recognized, (6) a sudden increase or decrease in sales could adversely impact our ability to match product ordering patterns to sales trends, (7) a more prolonged downturn in the economy, a change in accounts receivable collections, a change in raw material costs, a change in buying patterns, or a change in vendor production lead times could cause us to fail to attain our goals regarding improvements in our ratio of annual sales to accounts receivable and inventory, (8) a failure of the judge to approve the pending settlement of our class action lawsuit could affect the expected payment, and (9) a more prolonged downturn in the economy could affect our ability to stabilize our total store headcount and increase our range of store openings commencing in 2010. A discussion of other risks and uncertainties which could cause our operating results to vary from anticipated results or which could materially adversely effect our business, financial condition, or operating results is included in our 2008 annual report on Form 10-K under the sections captioned "Certain Risks and Uncertainties" and "Item 1A. Risk Factors".

The Fastenal Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6432

                   FASTENAL COMPANY AND SUBSIDIARIES

                      Consolidated Balance Sheets
            (Amounts in thousands except share information)

                                            Unaudited
                                           September 30,   December 31,
               Assets                          2009           2008
 ---------------------------------------------------------------------

 Current assets:
  Cash and cash equivalents                 $   148,823         85,892
  Marketable securities                          46,216            851
  Trade accounts receivable, net of
   allowance for doubtful accounts
   of $4,087 and $2,660, respectively           239,323        244,940
  Inventories                                   498,106        564,247
  Deferred income tax assets                     18,996         15,909
  Other current assets                           46,626         63,564
 ---------------------------------------------------------------------
    Total current assets                        998,090        975,403

 Marketable securities                            5,551            846
 Property and equipment, less
  accumulated depreciation                      330,437        324,182
 Other assets, less accumulated
  amortization                                    3,686          3,718
 ---------------------------------------------------------------------

    Total assets                            $ 1,337,764      1,304,149
 ---------------------------------------------------------------------

       Liabilities and Stockholders'
         Equity
 ---------------------------------------------------------------------

 Current liabilities:
  Accounts payable                          $    61,352         63,949
  Accrued expenses                               72,217         83,545
  Income taxes payable                            5,175            499
 ---------------------------------------------------------------------
    Total current liabilities                   138,744        147,993
 ---------------------------------------------------------------------

 Deferred income tax liabilities                 13,880         13,897
 ---------------------------------------------------------------------

 Stockholders' equity:
  Preferred stock, 5,000,000 shares
   authorized                                       --            --
  Common stock, 200,000,000 shares
   authorized, 148,530,712 shares
   issued and outstanding                         1,485          1,485
  Additional paid-in capital                      4,409          1,559
  Retained earnings                           1,167,123      1,134,244
  Accumulated other comprehensive
   income                                        12,123          4,971
 ---------------------------------------------------------------------
    Total stockholders' equity                1,185,140      1,142,259
 ---------------------------------------------------------------------

    Total liabilities and
     stockholders' equity                   $ 1,337,764      1,304,149
 ---------------------------------------------------------------------

                 FASTENAL COMPANY AND SUBSIDIARIES

                  Consolidated Statements of Earnings
           (Amounts in thousands except earnings per share)

                             (Unaudited)             (Unaudited)
                          Nine months ended       Three months ended
                            September 30,           September 30,
                        ----------------------  ----------------------
                           2009        2008        2009        2008
 ---------------------------------------------------------------------

 Net sales              $1,453,580   1,795,466     489,339     625,037

 Cost of sales             707,860     850,564     244,772     294,154
 ---------------------------------------------------------------------

   Gross profit            745,720     944,902     244,567     330,883

 Operating and
  administrative
  expenses                 520,171     593,771     168,119     213,310
 Gain (loss) on sale
  of property
  and equipment               (790)       (199)        (38)         46
 ---------------------------------------------------------------------

    Operating income       224,759     350,932      76,410     117,619

 Interest income             1,312         635         592         167
 ---------------------------------------------------------------------

    Earnings before
     income taxes          226,071     351,567      77,002     117,786

 Income tax expense         86,250     134,398      29,413      44,877
 ---------------------------------------------------------------------

    Net earnings        $  139,821     217,169      47,589      72,909
 ---------------------------------------------------------------------

 Basic and diluted net
  earnings per share    $     0.94        1.46        0.32        0.49
 ---------------------------------------------------------------------

 Basic and diluted
  weighted average
  shares outstanding       148,531     148,933     148,531     148,573
 ---------------------------------------------------------------------

                  FASTENAL COMPANY AND SUBSIDIARIES

                 Consolidated Statements of Cash Flows
                        (Amounts in thousands)

                                                     (Unaudited)
                                                  Nine months ended
                                                     September 30,
                                                 ---------------------
                                                   2009         2008
 ---------------------------------------------------------------------

 Cash flows from operating activities:
  Net earnings                                   $ 139,821     217,169
  Adjustments to reconcile net earnings to
   net cash provided by operating activities:
   Depreciation of property and equipment           30,147      29,153
   Loss on sale of property and equipment              790         199
   Bad debt expense                                  7,300       5,527
   Deferred income taxes                            (3,104)     (1,318)
   Stock based compensation                          2,850       2,313
   Amortization of non-compete agreement                50          50
   Changes in operating assets and
    liabilities:
    Trade accounts receivable                       (1,683)    (78,380)
    Inventories                                     66,141     (33,051)
    Other current assets                            16,938       1,915
    Accounts payable                                (3,925)     19,346
    Accrued expenses                               (11,328)     14,619
    Income taxes payable                             4,676         250
    Other                                            4,511      (4,062)
 ---------------------------------------------------------------------

     Net cash provided by operating
      activities                                   253,184     173,730
 ---------------------------------------------------------------------

 Cash flows from investing activities:
  Purchase of property and equipment               (40,128)    (79,006)
  Proceeds from sale of property and
   equipment                                         4,264       3,624
  Net (increase) decrease in marketable
   securities                                      (50,070)        418
  Net increase in other assets                         (18)        (75)
 ---------------------------------------------------------------------
     Net cash used in investing activities         (85,952)    (75,039)
 ---------------------------------------------------------------------

 Cash flows from financing activities:
  Purchase of common stock                              --     (25,955)
  Payment of dividends                            (106,943)    (77,371)
 ---------------------------------------------------------------------

     Net cash used in financing activities        (106,943)   (103,326)
 ---------------------------------------------------------------------

 ---------------------------------------------------------------------

 Effect of exchange rate changes on cash             2,642        (478)
 ---------------------------------------------------------------------

     Net increase (decrease) in cash and
      cash equivalents                              62,931      (5,113)

 Cash and cash equivalents at beginning of
  period                                            85,892      57,220
 ---------------------------------------------------------------------

 Cash and cash equivalents at end of period      $ 148,823      52,107
 ---------------------------------------------------------------------

 Supplemental disclosure of cash flow
  information:
   Cash paid during each period for:
     Income taxes                                $  81,574     134,148
 ---------------------------------------------------------------------

FAST-E

CONTACT:  Fastenal Company
          Dan Florness, EVP/CFO
          507.453.8211